EXHIBIT 99.1

NEXSTAR MEDIA GROUP TO ACQUIRE THE CW NETWORK

Transaction Expected to Improve Ratings, Revenue and Profit Opportunities
for The CW and its Affiliates

Warner Bros. Discovery and Paramount Global to Retain Minority Stake
and Produce Original, Scripted Content for The CW

IRVING, TX (August 15, 2022) – Nexstar Media Group, Inc. (Nasdaq: NXST) (“Nexstar”) (the “Company”) announced today that it entered into a definitive agreement to acquire a 75 percent ownership interest in The CW Network, LLC (“The CW” or the “Network”). Warner Bros. Discovery (Nasdaq: WBD) and Paramount Global (Nasdaq: PARA, PARAA), the current co-owners of The CW, will each retain a 12.5 percent ownership interest in The CW and will continue to produce original, scripted content for the Network.

Nexstar, together with its partner stations, is the nation’s largest local television broadcasting company and the largest CW affiliate group with 37 CW and CW Plus affiliates, including affiliates in five of the top ten DMAs, accounting for 32 percent of the Network’s national reach. The proposed transaction is expected to create value for Nexstar shareholders by solidifying the Company’s revenue opportunities as the largest CW affiliate, diversifying its content outside of news, increasing its exposure to the national advertising market, establishing it as a participant in advertising video-on-demand services and improving The CW ratings, revenue, and profitability, by prioritizing programing for the Network’s broadcast audience.

Mark Pedowitz will continue to serve as The CW’s Chairman and Chief Executive Officer, with responsibility for day-to-day operations. The transaction is expected to close in the third quarter.

Perry Sook, Nexstar’s Chairman and Chief Executive Officer, commented, “Our acquisition of The CW is strategically and operationally compelling, as it will enable us to leverage our operational experience to improve the Network’s performance through our management of this powerful national platform. We plan to apply the same strict financial standards to operating The CW as we apply to our other businesses.”

“The CW has delivered signature programming to its broadcast and digital audiences for 16 years,” said George Cheeks, President & Chief Executive Officer of CBS. “Together, with our partners at Warner Bros. and The CW, we have created a welcome home for content that has resonated with viewers on the network and on platforms around the world. This new ownership structure enables us to partner with Nexstar and Warner Bros. Discovery on the next chapter of The CW while re-deploying capital to other content platforms at Paramount.”

Channing Dungey, Chairman, Warner Bros. Television Group, commented: “For 16 seasons, The CW has been home to some of the most groundbreaking and generation-defining programming in television, from the iconic DC Super Heroes of Greg Berlanti’s Arrowverse series to The Vampire Diaries, and everything in between, including the All American franchise, the original Gossip Girl, Kung Fu, Nikita, Riverdale, Smallville, and many many more. The network was also the home of Supernatural, the longest-running live-action fantasy series in U.S. TV history, for 14 of its 15 seasons. We’re excited that the Supernatural story will continue with The Winchesters premiering this fall. We look forward to continuing to collaborate on our shared series and future projects to come under Nexstar’s leadership. We are forever grateful to our partners at The CW, especially Mark Pedowitz, who has been a great friend to the studio for so many years, and to me personally. We know that the network will continue to thrive under his leadership.”

Kirkland & Ellis LLP and Loeb & Loeb LLP served as legal advisors to Nexstar. Guggenheim Securities acted as financial advisor and Paul Hastings LLP served as legal advisor to Warner Bros. Discovery, Paramount Global and The CW.

Conference Call, Webcast, Investor Presentation

Nexstar will host a conference call today, Monday, August 15, at 10:00AM ET to review the transaction. To access the conference call, interested parties may dial +1 877-704-4453 (domestic) or +1 201-389-0920 (international). The Conference ID Number is 13732333. Participants can also listen to a live webcast of the call from Nexstar’s website at www.nexstar.tv.

During the conference call and webcast, management will review a presentation summarizing the transaction which can be accessed at www.nexstar.tv. A webcast replay will be available for 30 days following the live event at www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content, including 290,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s television assets also include NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit www.nexstar.tv

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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